Exhibit (a)(1)(C)
MOTOROLA, INC.
STOCK OPTION EXCHANGE PROGRAM
SUMMARY OF THE MOTOROLA STOCK OPTION
EXCHANGE PROGRAM BROCHURE

	Motorola Stock Option Exchange Program

What’s Inside?	Motorola Stock Option Exchange Program Overview	2
	Motorola Stock Option Exchange Program at a Glance	3
	Get Answers to Your Questions	4
	Glossary of Terms	5
	How to Exchange Your Options	6
	Important Stock Option Exchange Details	8
	Example	9
	Comparing Your Choices	10
	The Decision	11
	Important Legal Information	11

NOTE: Blue, boldface terms are defined on page 5.
Motorola is offering Eligible Employees a one-time opportunity to voluntarily exchange Eligible Options for Replacement Options.
1
Get the Facts
This brochure provides a summary description of the Program and includes information you should consider when deciding whether to participate. For a complete description of the Program, please read Motorola’s Offer to Exchange Eligible Options for Replacement Options dated 14 May 2009 (the “Offer to Exchange”) as well as other documents related to the Program, at the Stock Option Exchange website (MotorolaOptionExchange. com) and on the U.S. Securities and Exchange Commission (SEC) website (www.sec.gov).
2
Model the Possibilities
Check out the specifics of the Program and how each grant of Eligible Options can be exchanged separately. You decide whether to exchange none, some or all of your Eligible Options.
3
Exchange Your Options
Make your decision. The Program is designed to allow our employees to share in the rewards of our future success.

MOTOROLA STOCK OPTION EXCHANGE PROGRAM	2

Motorola Stock Option Exchange Program at a Glance
Motorola is offering a one-time Stock Option Exchange Program that permits Eligible Employees who hold Eligible Options to exchange their Eligible Options for Replacement Options that will have a new vesting period and exercise price.
The following table outlines the basic provisions of the Motorola Stock Option Exchange Program. For details about the provisions, please read the Offer to Exchange carefully.

Provision	Description
Eligible Employees	“Eligible Employees” refers to all employees of Motorola or our subsidiaries who are employees (including employees on a leave of absence) at the time of the commencement of the Program located in the United States and the countries listed on Schedule C to the Offer to Exchange, who remain employed through the Replacement Option Grant Date and who hold Eligible Options. However, Motorola’s directors and executive officers (as defined under Rule 3b-7 of the Exchange Act) and members of the Motorola senior leadership team are not eligible to participate in the Program.

Eligible Options	“Eligible Options” refers to the outstanding and unexercised stock options granted under the Plans, whether vested or unvested, that:
• were granted prior to 1 June 2007,
• expire after 31 December 2009, and
• have an Exercise Price equal to or greater than $12.00 per share.

Exchange Ratio	“Exchange Ratio” refers to the ratio of the number of Replacement Options that will be issued in exchange for each category of Eligible Options.

EACH OPTION TIER HAS A DIFFERENT EXCHANGE RATIO.
Option Tier Exchange Ratio
Tier 1 4-to-1
For every four Eligible Options you return, you’ll receive one Replacement Option.

Tier 2 2.25-to-1
For every two and a quarter Eligible Options you return, you’ll receive one Replacement Option.

Tier 3 1.5-to-1
For every one and a half Eligible Options you return, you’ll receive one Replacement Option.

Tier 4 21.5-to-1
For every twenty-one and a half Eligible Options you return, you’ll receive one Replacement Option.

All-or-Nothing Decision for Each Grant of Eligible Options	You can decide whether to exchange each grant of Eligible Options separately. However, you cannot exchange partial grants. If you elect to exchange a grant of Eligible Options, you must exchange all options remaining in the grant.

Exercise Price of Replacement Options	The Replacement Option Exercise Price will be the closing price of Motorola common stock on the New York Stock Exchange Composite Transactions (NYSECT) on the Replacement Option Grant Date.

Exercise Price of Eligible Options	The price at which the stock option was granted. The difference between the Exercise Price (or grant price) and the market price at the time the option is exercised is its value at that time. When you exercise your options, you purchase Motorola shares at the Exercise Price (or grant price).

MOTOROLA STOCK OPTION EXCHANGE PROGRAM	3

Motorola Stock Option Exchange Program at a Glance (cont.)

Provision	Description
Vesting Schedule for Replacement Options	The Replacement Options will be subject to a new vesting schedule and will be unvested at the time of grant, regardless of whether your Exchanged Options were partially or wholly vested. The Replacement Options will vest 50% per year at the first and second anniversary of the Replacement Option Grant Date and will have a term of five years. Other terms of your Replacement Options will be different from your existing stock option award agreements granted under the 2006 Omnibus Plan or Prior Plans, and you should carefully review the differences.

Vesting is subject to your continued employment by Motorola through each relevant vesting date, absent a special vesting event described in your new award agreement.

Expiration Date of Replacement Options	Replacement Options will expire on the fifth anniversary of the Replacement Option Grant Date absent a special expiration event described in the new award agreement.

Exchange Period	“Exchange Period” refers to the period from the commencement of the Program to the Expiration Date. We expect that this period will commence at 8:30 a.m. U.S. Central time on 14 May 2009 and end at 3:00 p.m. U.S. Central time on 12 June 2009.

Replacement Option Grant Date	“Replacement Option Grant Date” refers to the date when Replacement Options will be granted. We expect that the Replacement Option Grant Date will be 12 June 2009. If the Expiration Date is extended, the Replacement Option Grant Date will be similarly extended.

Other Terms of Replacement Options	Other terms of your Replacement Options will be different from your existing stock option award or certificate for your Eligible Options. You should carefully review the differences.

Terms of Eligible Options	Your Eligible Options are subject to additional terms, which vary depending on the Motorola equity incentive plan under which they are granted. Eligible Options are also subject to additional terms contained in an award agreement and/or certificate.
Get answers to Your Questions
For a complete description of the Program, please read Motorola’s Offer to Exchange dated 14 May 2009 and other related documents. The Offer to Exchange contains a full description of the Program. The Offer to Exchange is available on Motorola’s Stock Option Exchange website (MotorolaOptionExchange.com) and the SEC website (www.sec.gov).
This brochure is a summary of the Program and how it works. If you have further questions, go to the Stock Option Exchange website at MotorolaOptionExchange.com or submit them to stockoptionexchange@motorola.com. The site includes the full Offer to Exchange, Q&As and a Glossary of Key Terms.

MOTOROLA STOCK OPTION EXCHANGE PROGRAM	4

Glossary of Terms
Eligible Options
The outstanding and unexercised stock options granted under the Plans, whether vested or unvested, that were granted prior to June 1, 2007, expire after December 31, 2009, and have an Exercise Price equal to or greater than $12.00 per share.
Exchange Ratio
“Exchange Ratio” refers to the ratio of the number of Replacement Options that will be issued in exchange for each category of Eligible Options.
Exercise Price or Grant Price
The price at which a stock option was granted. The difference between the Exercise Price (or grant price) and the market price at the time the option is exercised is its value at that time. When you exercise your options, you purchase Motorola shares at the Exercise Price (or grant price).
Expiration Date of Replacement Options
Employee stock options have a fixed period during which they can be exercised. Once the stock options are vested, they can be exercised until the Expiration Date subject to a special Expiration Date event. Replacement Options expire on the fifth anniversary of the grant date.
Grant Date
We expect that the Replacement Option Grant Date will be June 12, 2009.
One-Time Stock Option Exchange Program
The Program offers a voluntary, one-time opportunity for Eligible Employees to exchange Eligible Options in exchange for fewer Replacement Options with a lower Exercise Price (or grant price) and a new vesting schedule.
Replacement Options
Replacement Options will consist of a lesser number of stock options than the number of Eligible Options you elect to exchange.
Stock Option
A stock option gives you the right to buy a share of Motorola common stock during a specified period at a predetermined price – called the Exercise Price. How much potential value you may realize depends on how the price of Motorola common stock changes over time. The better the stock performs, the more value you get when you exercise your options.
Underwater Stock Option
This refers to the condition of an option when Motorola’s current stock price is below the Exercise Price of the option.
Vesting Period
The time you must wait before some or all of your stock options become exercisable.

MOTOROLA STOCK OPTION EXCHANGE PROGRAM	5

How to Exchange Your Options

1
Step 1: Get the Facts
Before deciding to participate in the Program, you should read Motorola’s Offer to Exchange Eligible Options for Replacement Options dated 14 May 2009 as well as other documents related to the Program, at the Program’s website (MotorolaOptionExchange.com) and on the U.S. Securities and Exchange Commission (SEC) website (www.sec.gov).

2
Step 2: Model the Possibilities
You can use the MotorolaOptionExchange.com site to compare the potential future value of your Eligible Options to the potential value of Replacement Options depending on your estimate of Motorola’s future stock price.

MOTOROLA STOCK OPTION EXCHANGE PROGRAM	6

How to Exchange Your Options

3
Step 3: Exchange Your Options
You can decide to exchange each grant of Eligible Options separately. If you decide to exchange a grant, you must exchange the entire grant; you can’t exchange part of an outstanding grant. All of your Eligible Options are listed on the MotorolaOptionExchange.com website. The site will also show the Exchange Ratio for each grant of Eligible Options and the number of Replacement Options you would receive if you decided to exchange that grant.
Check the boxes next to the Eligible Options you want to exchange and click the Exchange button, then the Confirm My Elections button.
Review the elections you’ve made and the number of Replacement Options you’ll receive. A confirmation of your election will be sent to you by email. You can also print a copy of your confirmation from the website. Please note that receipt of your election is not by itself an acceptance of the Eligible Options for the exchange.
If you choose not to exchange your Eligible Options, you don’t need to take any action. In that case, you’ll continue to hold your existing options until you exercise them or they expire or are forfeited.
You can change or withdraw this election on this website until the Exchange Period ends. The last valid election in place at the end of the Exchange Period will control. Eligible Options will be cancelled on the date Replacement Options are granted and will be displayed in your Smith Barney account as soon as administratively possible.
You cannot change or withdraw your election after the close of the Exchange Period.

MOTOROLA STOCK OPTION EXCHANGE PROGRAM	7

Important Stock Option Exchange Details
Stock options allow you to benefit from increases in the market price of Motorola common stock. Recognizing that most of the outstanding employee stock options are underwater and looking to restore the retention and motivational value of the options, Motorola is offering you the opportunity to voluntarily exchange your Eligible Options for Replacement Options.
This is a one-time opportunity and it is completely voluntary.
The Exchange Period will be open from 14 May 2009 at 8:30 a.m. U.S. Central time through 12 June 2009 at 3:00 p.m. U.S. Central time. However, the Exchange Period could be extended. If an extension occurs, we’ll notify you.
The decision to participate in the Program is yours.
If you elect to participate, the Eligible Options you elect to exchange will be cancelled upon the acceptance by Motorola of validly tendered and not withdrawn Eligible Options. Once the Exchange Period closes, the exchange cannot be reversed.
The Replacement Option Exercise Price will be the closing price of Motorola common stock on the NYSECT on the new grant date.

14 May 2009	First day to elect to exchange options
8:30 a.m. U.S. Central time

12 June 2009 3:00 p.m. U.S. Central time	Motorola expects to close the Exchange Period on 12 June 2009 at 3:00 p.m. U.S. Central time, but the close could occur later if the offer is extended for any reason

Last day to elect to exchange options

Last day to withdraw exchange election
(Must be at least 20 business days after Exchange Period starts)

12 June 2009	Motorola expects to cancel Exchanged Options that have been accepted promptly following the expiration of the Program

All Exchanged Options that have been accepted are cancelled

12 June 2009	Motorola expects to grant Replacement Options on 12 June 2009, but the grant could occur later if the offer is extended for any reason

MOTOROLA STOCK OPTION EXCHANGE PROGRAM	8

Example
To help you understand this process and make your decision about whether to participate in the Program, here’s an illustration of how you would compare the value of your Eligible Options and Replacement Options at different market prices.
To explore the potential value of the exchange and make your own assumptions, log in to the MotorolaOptionExchange.com website.
Assumptions in this example
•	You have 1,000 Eligible Options at a grant price of $17.50.

•	These options have an Exchange Ratio of 2:1.

•	The Replacement Options are granted with an Exercise Price of $4.50 per share.

•	The Exchange Ratio used in this example is for illustrative purposes only and will differ from actual Exchange Ratios offered in the Program.
Based on those assumptions
If you elected to exchange your Eligible Options, you would be granted 500 Replacement Options. For the purpose of this example, we’ve assumed the Replacement Options are granted with an Exercise Price of $4.50 per share.
Now compare the potential value of the Eligible Options and Replacement Options under several different stock price assumptions.

	VALUE OF GRANTS
If Motorola’s Stock Price is...	$8	$12.50	$22	$30.50	$32
1,000 Eligible Options at Exercise Price of $17.50	$0	$0	$4,500	$13,000	$14,500

500 Replacement Options at Exercise Price of $4.50	$1,750	$4,000	$8,750	$13,000	$13,750
You can see the graphical information on the next page
when you model an individual grant on the website.

MOTOROLA STOCK OPTION EXCHANGE PROGRAM	9

Example (cont.)
Graphical representation of the value of a grant over time.
Comparing Your Choices
To help you decide whether to exchange your Eligible Options, you can calculate the price at which the value of your Eligible Options is about the same as the value of the Replacement Options. For this example, that point is $30.50 – the market price of Motorola common stock at which the potential value of your Eligible Options is approximately the same as the value of the Replacement Options. In this example, for all Motorola common stock prices below $30.50, the potential value of the Replacement Options is higher. For all Motorola common stock prices above $30.50, the potential value of your Eligible Options is greater than the potential value of the Replacement Options. This point is based on the spread value, and it will be different for each grant.
This is intended to be an example that explains how the Program works. It is not intended to represent any specific Motorola grant of Eligible Options. We made mathematically simple assumptions to allow you to focus on how the calculation works, not on the actual value of the exchange. These are potential values only, and there’s no guarantee that you’ll realize any future value from your Eligible Options or any Replacement Options.

MOTOROLA STOCK OPTION EXCHANGE PROGRAM	10

THE DECISION
Neither Motorola nor the Compensation and Leadership Committee of the Board of Directors of Motorola is making any recommendation as to whether you should exchange or refrain from exchanging your Eligible Options. You must make your own decision whether to tender Eligible Options, taking into account your personal circumstances and preferences. The Replacement Options may decline in value, and past and current market prices of Motorola common stock may provide little or no basis for predicting what the market price of Motorola common stock will be when Motorola grants Replacement Options or at any other time in the future, including at the time of exercise of the Replacement Options.
To help you evaluate your decision, we’ve provided a website (MotorolaOptionExchange.com) where you can model the potential value of the exchange.
IMPORTANT LEGAL INFORMATION
ARGENTINA
This exchange offer is a private offer of securities not being subject to any filing with nor under the supervision of any Argentine Governmental authority. Therefore, any purchaser cannot publicly offer the options or the underlying shares in Argentina.
CANADA (FRENCH)
The parties acknowledge that it is their express wish that the present agreement – as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto – be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.
HONG KONG
WARNING
The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.
RUSSIA
These materials do not constitute advertising or an offer of securities in Russia. The Offer to Exchange and any subsequent issuance of securities described herein have not and will not be registered in Russia and, hence, the securities described herein may not be admitted to offering or public circulation in Russia.